Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

Third Quarter 2023 Earnings Results Conference Call

Company Participants:

Camilo Ramirez, Vice President, Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s third quarter earnings conference call. (Operator Instructions) At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Vice President, Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome. Thank you for joining us today to discuss our third quarter 2023 financial results.

With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, and free cash flow. Reconciliations of these non-GAAP financial measures to their most directly comparable US GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

Derek Dubner

Thanks Camilo. Good afternoon and thank you to everyone joining us today to discuss our third quarter 2023 results. We are pleased to report a quarter of record revenue and solid profitability. Notwithstanding the economic uncertainty, we continued to see strength in new customer onboarding and robust, consistent volumes throughout the quarter. We generated a record $15.8 million of revenue in the quarter, a 5% increase over prior year. To provide some additional perspective on this year-over-year increase, we had a tough comparison from last year as the 2022 third quarter included $1.8 million of one-time transactional revenue, which, as you may recall, reduced our percentage of contractual revenue to 68% in that quarter. This quarter, without the benefit of any material one-time revenue, we still generated record revenue and our contractual revenue percentage reverted to 79%. Our continued commitment to operational excellence, including expense management, translated nicely into high margins, free cash flow, and profitability. Given our consistent performance, we continue to invest in our product roadmap, while still repurchasing shares and growing cash on our balance sheet. This is yet another quarter further strengthening the foundation of the business while executing upon our long-term strategic plan.

Now, onto the numbers. For the quarter, total revenue was $15.8 million. We produced $12.5 million in adjusted gross profit, resulting in adjusted gross margin of 79% in the third quarter. Adjusted EBITDA for the quarter was $5.4 million with a margin of 34%. We generated $3.3 million in free cash flow for the quarter and ended the quarter with $34.2 million in cash on the balance sheet.

Our IDI billable customer base grew by 272 customers sequentially from the second quarter, ending the third quarter at 7,769 customers. FOREWARN added 21,819 users during the third quarter, ending the quarter at 168,356 users. Over 330 Realtor® Associations are now contracted to use FOREWARN.

As it relates to IDI, we continued to see solid demand for our identity and fraud solutions. Diving in a bit on segments, in Financial and Corporate Risk, we drove double-digit percentage revenue growth driven by solid and consistent volumes throughout the quarter. Some of our competitors that have greater concentration in consumer financial transactions that are heavily impacted by higher interest rates and inflation, such as auto, mortgage and retail, experienced a slowdown in volumes in the back half of the third quarter. We did not experience that slowdown given that our solutions are used by a highly diverse set of end users and for a variety of disparate use cases.

Within our Investigative vertical, we saw strong growth with solid contribution from Law Enforcement, an area that we have been and will continue to be highly focused on and where we are making nice traction. In Collections, revenue increased a few percentage points. Note, this was the first quarter of Collections revenue growth in over a year and the highest quarterly revenue mark since the first quarter of 2022. As we have discussed previously, Collections was adversely impacted during the pandemic due to, among other things, government subsidies to consumers and moratoria on certain collections activity. With higher borrowing costs and inflationary impacts, consumers have worked off much of those excess savings, are becoming more reliant on credit, and delinquencies and repossessions are rising in certain low credit consumer populations. While premature in predicting a durable turnaround in our Collections vertical, repossessions have been trending higher for some time and we are now seeing increasing evidence of a recovery for this vertical. Our Emerging Markets, which is comprised of multiple industries, was down by double-digits on a percentage basis versus prior year, largely attributable to the one-time transactional revenue that I mentioned previously. IDI’s Real Estate vertical, which does not include FOREWARN, remained relatively flat.

As to FOREWARN, FOREWARN continues to demonstrate strength as the only proactive safety solution for the real estate industry. Over 330 REALTOR® Associations throughout the U.S. are now contracted to use FOREWARN. We recently proudly announced an agreement with Florida Realtors®, the largest state REALTOR Association in the United States, to purchase FOREWARN services for its 238,000 members beginning January 2024. As well, in October, we announced that Georgia Multiple Listing Service, the largest MLS in the state of Georgia and one of the largest MLSs in the United States, contracted to provide FOREWARN services to its 52,000+ MLS subscribers. We begin recognizing revenue for Georgia MLS this month, November 2023, and for Florida Realtors in January 2024.

As to our stock repurchase program, we have purchased 97,181 shares of the Company’s common stock year to date through November 3, 2023, at an average price of $18.29 per share. We currently have $2.3 million remaining under the Company’s $5 million stock repurchase program.

In sum, I am very proud of our team’s performance in delivering a solid third quarter, continuing a string of consistently strong quarters which demonstrate our ability to navigate an uncertain economic period, all while investing in and growing our business, strengthening our balance sheet, and buying back stock. These results reflect our team's dedication, our unwavering focus on customer satisfaction, and our commitment to delivering long-term value for our shareholders. We look forward to sustaining this momentum and continuing to deliver exceptional results in closing out the year and throughout 2024.

Now, I will turn it over to Dan to discuss the financials.

Dan MacLachlan

Thank you, Derek, and good afternoon. We posted a solid quarter that saw record revenue and continued strength in our profitability and cash flow. Despite broader macroeconomic challenges, we are seeing healthy volumes from both new and existing customers, with those volumes gaining strength throughout the third quarter. Our $15.8 million in record revenue flowed nicely down the P&L, producing $12.5 million in adjusted gross profit and a record $5.4 million in adjusted EBITDA. We generated $3.3 million in free cash flow for the quarter, up nearly 300%.

We recognized a one-time $10.4 million tax benefit in the third quarter with the release of our valuation allowance that was recorded against our deferred tax assets under ASC 740. The valuation allowance was released as a result of generating cumulative taxable income for the recent years, our projections of future taxable income, and the reversal of taxable temporary differences. Inclusive of the $10.4 million one-time tax benefit, our net income for the third quarter was $12.5 million, representing earnings per share of 90 cents basic and 87 cents diluted.

With that, let’s jump into our third quarter results. For clarity, all the comparisons I will discuss today will be against the third quarter of 2022, unless noted otherwise.

Total revenue was $15.8 million, a 5% increase over prior year. We produced $12.5 million in adjusted gross profit, resulting in adjusted gross margin of 79% in the third quarter, down 1-percentage point. Adjusted EBITDA for the quarter was a record $5.4 million, up 3% over prior year. Adjusted EBITDA margin was 34%, down 1-percentage point. We generated $3.3 million in free cash flow for the quarter, compared to generating $0.8 million in prior year.

Continuing through the details of our P&L, as mentioned, revenue was $15.8 million for the third quarter, consisting of revenue from new customers of $1.4 million, base revenue from existing customers of $12.4 million and growth revenue from existing customers of $2.0 million.

Our contractual revenue was 79% for the quarter, up 11-percentage points from prior year. From a dollar perspective, this represented a $2.4 million, or 24%, increase from prior year. Our gross revenue retention remained consistent for the quarter at 94%.

Moving back to the P&L, our cost of revenue (exclusive of depreciation and amortization) increased $0.2 million or 8% to $3.3 million. This $0.2 million increase was a result of an increase in data acquisition costs and third-party infrastructure fees. Adjusted gross profit increased 5% to $12.5 million, producing an adjusted gross margin of 79%, a 1-percentage point decrease from third quarter 2022.

Sales and marketing expenses increased $0.8 million or 28% to $3.4 million for the quarter. The increase was due primarily to an increase in salaries and benefits and sales commissions. The $3.4 million of sales and marketing expense for the quarter consisted primarily of $1.8 million in employee salaries and benefits and $0.9 million in sales commissions.

General and administrative expenses decreased $0.3 million or 4% to $5.2 million for the quarter. This decrease was primarily the result of a $0.3 million decrease in employee salaries and benefits. The $5.2 million in general and administrative expenses for the quarter consisted primarily of $2.4 million of employee salaries and benefits, $1.3 million of non-cash share-based compensation expense, and $0.9 million in accounting, IT and other professional fees.

Depreciation and amortization increased $0.5 million or 27% to $2.2 million for the quarter. This increase was primarily the result of the amortization of internally developed software.

Our net income for the quarter was $12.5 million, compared to net income of $2.3 million in prior year. As I discussed earlier, our net income included a one-time $10.4 million tax benefit recognized upon the release of our valuation allowance that was previously recorded against our deferred tax assets.

We reported earnings per share of 90 cents basic and 87 cents diluted for the quarter based on a weighted average share count of 14.0 million shares basic and 14.3 million shares diluted.

Moving on to the balance sheet. Cash and cash equivalents were $34.2 million at September 30, 2023, compared to $31.8 million at December 31, 2022. Current assets were $42.2 million compared to $38.1 million and current liabilities were $3.4 million compared to $5.4 million.

We generated $10.9 million in cash from operating activities for the nine months ended September 30, 2023, compared to generating $8.1 million in cash from operating activities for the same period in 2022.

Cash used in investing activities was $7.0 million for the nine months ended September 30, 2023, mainly the result of $6.9 million used for software developed for internal use. Cash used in investing activities for the same period 2022 was $6.4 million.

Cash used in financing activities was $1.4 million for the nine months ended September 30, 2023, mainly the result of purchasing 70,037 shares of company common stock under our stock repurchase program at an average price of $17.81 per share. During the same period 2022, cash used in financing activities was $4.7 million, the result of acquiring 200,033 shares of company common stock from the net share tax settlement of employee restricted stock units.

As it relates to our stock repurchase program, during the third quarter, we purchased 15,019 shares of our common stock at an average price of $20.64 per share.

Through November 3, 2023, we have purchased a total of 147,181 shares of our common stock at an average price of $18.03 per share pursuant to our $5.0 million repurchase program that was authorized on May 2, 2022. We have $2.3 million remaining for additional purchases under the program. We will continue to monitor prevailing market conditions and other opportunities that we have for the use or investment of our cash balances and, as applicable, strategically acquire additional shares in accordance with our repurchase program.

In closing, we are pleased with our results for the third quarter. Our balance sheet is solid, we are generating healthy income and cash flow, volumes remain robust across verticals, and we are seeing great development within our opportunity pipeline. As we close out the rest of the year strong, we are looking forward to a great start in 2024.

With that, our operator will now open the line for Q&A?

Operator

(Operator Instructions) Our first question comes from David Polansky of Immersion Investments LLC.

David Polansky

Hey guys, good job on the quarter, especially with that really tough comp that you had from 3Q of last year. So I was pleasantly surprised by that. On FOREWARN, those -- that's Florida deal that you signed and then the Georgia deal, which I think you announced a couple of weeks ago, those seem like pretty material impacts on your financial statements. Can you talk about the impact and the flow-through of the P&L for those two deals and when we should start seeing results on that?

Daniel MacLachlan

Sure, David. This is Dan. Thanks for the question. And so obviously, with confidentiality agreements in place and such with our contracts and such, we can't really get into the pricing or kind of the overall revenue without being able to kind of back into those numbers. But as you can imagine, those are significant wins for us.

We were really excited to announce that Florida State Association and Georgia MLS, two large organizations within the broader industry.

So from a revenue recognition standpoint, as a company, we'll begin recognizing revenue for Georgia MLS actually this month in November. As it relates to Florida realtors, that will begin in January of 2024. So the expectation with our quarterly report for the first quarter of '24, you'll start to see that revenue flow through.

And from a materiality standpoint, overall revenue, those are decent sized contracts, and we're really excited about it. But because of confidentiality, I can't really get into the rev rec and the dollar amount of those contracts.

David Polansky

In terms of incremental costs, though, on those, I mean if I just make some assumptions on your revenue per user, I mean, what are we thinking in terms of incrementals on that? Can you talk about that?

Daniel MacLachlan

Sure. So from a -- I mean, from a cost perspective, and if we're talking about margin, obviously, every dollar we bring in is 100% contribution margin. When we talk about the price per user, as you know, if an individual agent comes to us kind of out of the blue and comes right to us, we're going to charge them $20.00 a month to access FOREWARN. When we talk about associations and depending on the size of the association, obviously, from a volume standpoint, it gets much less than that from a monthly perspective. So without getting, again, too much into the pricing specifics of these two agreements, we're really excited to be able to start recognizing revenue and the expectation is you'll see that come through in Q1 of '24.

Derek Dubner

And David, it's Derek. Obviously, yes, obviously, I'm echoing the sentiment from both of you. These are very significant wins for FOREWARN. As I mentioned a couple of times, 330 associations have contracted for FOREWARN. Of course, we deem this the best proactive safety solution for the real estate industry.

So, for us to win several of the largest associations in the country, there's definitely a broad recognition amongst the real estate community of the need to provide this tool to their members to enable them to have safer engagements. So, we're very excited about it.

David Polansky

Great. Excellent. Thank You. And then on IDI, if I'm looking -- if I'm doing my numbers right now, obviously, I don't know because I don't know exactly what you're FOREWARN revenue number is, but I could probably make a pretty decent guess. It looks like you're -- you've been growing your spend per customer on IDI at a pretty decent clip, not just the past few quarters, but the past couple of years. So I want to know, is that due to new accounts that you're signing up be larger? Or are existing customers spending more on your IDI solution?

Daniel MacLachlan

Yes, David, this is Dan again. The great part is it's a combination of both. Obviously, we've talked about historically kind of this model, you start with early adopters. And then over the last 12 and 24 months, we've really been focusing on moving up tier. And from an existing customer standpoint, when we're dealing with medium and larger enterprise, you have a lot more opportunity to grow within that revenue base.

But even historically, with our small and medium-sized businesses, we've done a good job of growing the base.

So when we look at revenue per customer from the IDI side and look at it over the past 12, 24, 36 months, that has been growing nicely from an annual percentage basis. And that's contributed to both the size of the new customer we're bringing in, but also the capacity to grow within that customer base. Because traditionally, when you win a medium or larger enterprise customer, you're not necessarily going to get all their volume right off the bat.

Obviously, you grow with them in their current use case, but then you also understand and potentially look for additional use cases within the organization that allows you to land and expand. So, it's been a combination of both the new customer size we're bringing in as well as being able to grow the existing base.

David Polansky

And without setting any unreasonable expectations because I know you're sort of -- your new business is going after customers that have much longer sales cycles. But can you give some sort of update on where we are with sort of, I guess, penetrating the medium or larger enterprises or government customers. I know you made some hires within the last nine months or so. So can you say anything about that?

Derek Dubner

Sure, David. It's Derek. We're still early innings on that. While we have talked about -- over the last 18 months, we've added certain thought leaders to lead certain divisions with, for example, public sector or identity for us to break into larger enterprise and they've been sort of formulating our path, if you will. And we've been making inroads with those larger enterprises, which, of course, are longer sales cycles.

But given that, we're still very early innings. We're very excited about all the opportunity we have in front of us, notwithstanding the growth we've had over the last two years or 18 months to two years, for example.

So, I like to say early innings, and our teams are excited and running at it very quickly. And we won't let what is still rather an uncertain economic environment, get in the way of our ability to begin those talks with large enterprises, move those talks along and ultimately with the goal of testing our solutions against what's out there in industry and letting us solve for any other unique, complex problems, those that maybe they're not solving for today. So again, that's where we are today with a lot of good stuff in the future.

David Polansky

I actually want to -- you brought up something that I've been thinking about when you mentioned the economic environment. And I'm not sure if you're using that as a hedging clause, if any of your customers delay on new signings. But -- can you talk about the impact that the economy has on you? Because I've always thought of your business at least parts of it sort of being countercyclical. So when you say economic impact, like I don't necessarily take that as a bad thing, but maybe you can give everyone a refresher on how you think that might impact you over the next 12 to 24 months or so?

Derek Dubner

Yes. That's a great question, David. Thank you. We do view our business as very balanced across the economy. It really doesn't tilt very strongly one way or the other, which is really a great thing as far as being balanced across many, many industries, many, many use cases.

When the economy is very hot and there are a lot of new account openings, then you're going to see our systems put to use in the way of identity verification, risk mitigation, due diligence. And then when the economy cools as the Fed has bent upon doing today and hiking rates aggressively, we see that collections is now percolating. We've seen repossessions rise significantly. We've seen nice progress from law firms in the way of whatever they may be doing with lawsuits with debt collection, with going after assets, suing parties, and the like.

We've seen law enforcement increase, and we've been very focused there. Law enforcement are avid users of these systems, and we've been making nice traction within law enforcement. So, with a tilting economy into a more negative economy, even with a good economy, but more so in a bad economy, fraud tends to increase and, therefore, the reliance on our systems are very important. So, we see those increasing as well. So again, it's one of those businesses where one side of the business doesn't fall apart to the benefit of another. It's very balanced, and we feel good about our business for the next 18 to 24 months for sure.

David Polansky

Great. And did you -- sorry if I missed this, did you disclose a specific number on collections for the quarter? I know you've said that pre-COVID, we're 40%, now we're 20%. You've kind of said it's been flat for roughly three years. What are you willing to talk about what that business has done in percentage growth terms over the last quarter or two?

Daniel MacLachlan

Yes, David, this is Dan. So yes, you're right. I mean we -- for competitive reasons, we don't publicly break out the verticals, but we have said in the past that pre-COVID collections was as high as 40% of our revenue. Today, we will say that it is less than 20% of our overall revenue today. And again, as we explained, it's been relatively flat now for probably going on six or seven quarters.

We're starting to see, as Derek mentioned in his commentary earlier, a little bit of a percolation, if you will, within collections and some of the leading indicators within repossession. And this was the first quarter where we actually saw a couple of percentage point increase over prior year and the highest revenue quarter we've seen in over a year.

So, we're excited because from a conservative standpoint, we look at the collections vertical for us as all upside. Our largest vertical, which includes financial and corporate risk, has been growing very healthy, very strong. And when we look at 2024, if we can start to get some reversion back in the Collections space, we see that as just great upside for the business.

Derek Dubner

Yes, David, Derek again. Just to add a little color there for maybe those that are less familiar with the business than you are. As you may recall, 40% part of our revenue as collections was really the earlier days of this business when we first brought some of our products to market. And that's just by the very nature of Collections. They're rather an early adopter industry, if you will, of these solutions.

We're -- while Collections is a wonderful base to serve, it was -- it's not always the focus, it's rather been dwarfed over the last couple of years of our evolution and our maturity into powering some of the leading identity verification players out there today.

And, so, Collections just by the nature of the pandemic as well as our focus on accelerating our long-term product road map and powering background screening support and powering identity intelligence and identity verification and fraud solutions out there in the market, Collections moved down as a percentage of revenue, while Financial and Corporate Risk moved up. And certainly, that will continue to be our long-term focus of the business.

David Polansky

Ok great. Thanks a lot guys. I’ll pass it back.

Derek Dubner

Great, thank you, David.

Dan MacLachlan

Thank you, David.

Operator

Thank you very much. I would like to now turn the call back over to Derek Dubner for closing remarks.

Derek Dubner

Thanks again for joining us today. And I want to thank our team for delivering yet another record revenue quarter with strong profitability. Our business is performing quite well especially given the challenging economic environment. We are dedicated to our strategic plan, which includes growth with continued strengthening of the foundation of our business. Given our performance year to date, we are well positioned for the remainder of the year and 2024. Good day.

Operator

Thank you very much. This concludes today's call. You may now disconnect.